(logo)NAVY                                 PO Box 3000 Merrifield VA  22119-3000
     FEDERAL                                       In reply refer to account no.
     CREDIT UNION


                                 1 February 1997

                                                                       EXHIBIT 1



                              MANAGEMENT ASSERTION








      As of and for the year ending 31 December 1996, Navy Federal Credit Union has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS. As of and for the same period, Navy Federal Credit Union had in effect a Fidelity Bond policy in the amount of $10,000,000 and an Errors & Omissions policy in the amount of $500,000 per mortgage.



/s/Louis W. Jennings                                       /s/Latisa M. Head
Louis W. Jennings                                          Latisa M. Head
Executive Vice President                                   Vice President
Mortgage Lending                                           Mortgage Servicing

                                                       NAVY FEDERAL CREDIT UNION
                                                       CORPORATE
                                                       SEAL
                                                       CHARTER No.
                                                       5538
                                                       DISTRICT OF COLUMBIA